Exhibit 99.1



[COMPANY LOGO]                                 Contact:   Lawrence E. White
                                                          Senior Vice President,
                                                          Finance and Chief
                                                          Financial Officer


                CBRL GROUP, INC. ANNOUNCES A NEW SHARE REPURCHASE
                       AUTHORIZATION FOR 2 MILLION SHARES

     LEBANON, Tenn. - (May 28, 2004) - CBRL Group, Inc. (the "Company") (Nasdaq:
CBRL) today announced that it has been authorized by its Board of Directors to repurchase up to 2 million additional shares of its common stock. Such repurchases are expected to be made from time to time in open market transactions. The Company had approximately 48.7 million shares outstanding at the end of its third fiscal quarter on April 30, 2004.

     The Company has 892,000 shares remaining under its previous 2 million share repurchase authorization announced in February 2004. Thus far this fiscal year, the Company has repurchased 1,769,300 shares of its common stock for total consideration of approximately $69.2 million, or an average of $39.11 per share. Since its first share repurchase authorization in fiscal 1999, the Company has repurchased just over 22.7 million shares of its common stock for total consideration of approximately $593.7 million, or an average of $26.11 per share.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 499 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 107 company-operated and 19 franchised Logan's Roadhouse restaurants in 17 states.




                                     - END -